EXHIBIT 12

WESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES

Computation of Ratio of Earnings of Fixed Charges

(unaudited)

(In thousands, except ratio)

                                                                        For the year ended October 31,
                                               ---------------------------------------------------------------------------------
                                                    1996             1997            1998             1999            2000
                                                 ----------       ----------      ----------       ----------      ----------

Pre Tax Earnings from Continuing Operations        $   335,956     $   246,600      $   204,413     $   147,976     $   403,572
     Interest charges                                   90,063          93,272          110,162         123,538         192,145
     Interest factor portion of rentals                 12,210          12,677           13,393          12,804          16,137
                                                 -------------   -------------    -------------   -------------   -------------
         Earnings as adjusted                      $   438,229     $   352,549      $   327,968     $   284,318     $   611,854
                                                   ===========     ===========      ===========     ===========     ===========


Fixed charges:
     Interest charges, including capitalized       $   105,312     $   119,234      $   130,914     $   132,428     $   197,671
     interest
     Interest factor in rent charges                    12,210          12,677           13,393          12,804          16,137
                                                 -------------   -------------    -------------   -------------   -------------
         Total fixed charges                       $   117,522     $   131,911      $   144,307     $   145,232     $   213,808
                                                   ===========     ===========      ===========     ===========     ===========


Ratio of earnings of fixed charges                        3.73            2.67             2.27            1.96            2.86
                                               ===============     ===========      ===========     =============== ===========